                                  SCHEDULE 14A

                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                the Securities Exchange Act of 1934, as amended.

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule 14A-11(C) or Rule
                 14A-12

                                          HOTJOBS.COM, LTD.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
                    (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                        406 West 31st Street, 9th Floor
                            New York, New York 10001

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 23, 2001

To our Stockholders:

    The Annual Meeting of Stockholders (the "Annual Meeting") of
HotJobs.com, Ltd., a Delaware corporation ("HotJobs"), will be held at the Marriott Marquis Hotel, 1535 Broadway, New York, New York 10036 on May 23, 2001 at 10:00 a.m. (New York time) for the following purposes, as more fully described in the Proxy Statement accompanying this notice:

        (1) To elect two Directors of HotJobs to serve until the 2004 Annual Meeting of Stockholders or until their respective successors shall have been duly elected and qualified;

        (2) To ratify the selection of KPMG LLP as HotJobs' independent auditors for the fiscal year ending December 31, 2001; and

        (3) To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

    Only stockholders of record at the close of business on March 28, 2001 will be entitled to notice of, and to vote at, the Annual Meeting.

    All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the Annual Meeting, your proxy vote is important. To assure your representation at the meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all of your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

                                        By Order of the Board of Directors

                                        /s/ Dimitri J. Boylan

                                        Dimitri J. Boylan
                                        ACTING PRESIDENT AND CHIEF EXECUTIVE
                                        OFFICER AND
                                        CHIEF OPERATING OFFICER AND SECRETARY

New York, New York
April 10, 2001

                  IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD
                       BE COMPLETED AND RETURNED PROMPTLY

                                     [LOGO]

                        406 WEST 31ST STREET, 9TH FLOOR
                               NEW YORK, NY 10001
                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 23, 2001

    This Proxy Statement is furnished to stockholders of record of HotJobs.com, Ltd., a Delaware corporation ("HotJobs"), as of March 28, 2001 in connection with the solicitation of proxies by our Board of Directors (the "Board of Directors" or "Board") for use at the Annual Meeting of Stockholders to be held on May 23, 2001 at 10:00 a.m. (New York time) (the "Annual Meeting").

    Shares cannot be voted at the meeting unless the owner is present in person or by proxy. All properly executed and unrevoked proxies in the accompanying form that are received in time for the Annual Meeting will be voted at the Annual Meeting or any adjournment or adjournments thereof in accordance with instructions thereon, or if no instructions are given, will be voted, (i) "FOR" the election of the named nominees as Directors of HotJobs and (ii) "FOR" the ratification of KPMG LLP, independent public accountants, as auditors of HotJobs for the fiscal year ending December 31, 2001, and will be voted in accordance with the best judgment of the persons appointed as proxies with respect to other matters which properly come before the Annual Meeting. Any person giving a proxy may revoke it by written notice to HotJobs at any time prior to exercise of the proxy. In addition, although mere attendance at the Annual Meeting will not revoke the proxy, a stockholder who attends the meeting may withdraw his or her proxy and vote in person. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Abstentions will be counted in tabulations of the votes cast on each of the proposals presented at the Annual Meeting and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

    The mailing address of our principal executive offices is 406 West 31st Street, 9th Floor, New York, New York 10001. This Proxy Statement and the accompanying form of proxy are being mailed on or about April 13, 2001 to our stockholders that are entitled to vote at the Annual Meeting.

                               VOTING SECURITIES

    We have one class of voting securities outstanding, our common stock, $0.01 par value per share. Each holder of common stock is entitled to one vote for each share held. In addition, we are authorized to issue up to an aggregate of 10,000,000 shares of preferred stock, $0.01 par value per share, with such voting rights as may be determined by our Board providing for such series. We do not have current plans to issue any shares of preferred stock. At the Annual Meeting, each stockholder of record at the close of business on March 28, 2001 will be entitled to one vote for each share of common stock owned on that date as to each matter presented at the Annual Meeting. On February 28, 2001, there were 37,136,169 shares of common stock outstanding and held by approximately 141 stockholders of record. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and for a period of 10 days prior to the Annual Meeting during regular business hours at our principal executive offices at the address specified above.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

    Unless otherwise directed, the persons appointed in the accompanying form of proxy intend to vote at the Annual Meeting "FOR" the election of the nominees named below as Class II Directors of HotJobs to serve until the 2004 Annual Meeting of Stockholders or until their successors are duly elected and qualified. If any nominee is unable or unwilling to serve as a Director when the election takes place, the persons named in the proxy intend to vote for the election of such substitute nominee for election as a Director of HotJobs as the Board may recommend. The Board does not currently anticipate that any nominee will be unable or unwilling to serve as a Director. Each nominee is currently a Director of HotJobs.

    In accordance with the terms of our Amended and Restated Certificate of Incorporation, the Board has been divided into three classes, denominated
Class I, Class II and Class III, with members of each class holding office for staggered three-year terms. At each annual meeting of our stockholders, the successors to the Directors whose terms expire are elected to serve from the time of their election and qualification until the third annual meeting of stockholders following their election or until a successor has been duly elected and qualified.

    The Board currently has seven members. Messrs. John A. Hawkins and Robert H. McNabb are Class II Directors whose terms expire at the Annual Meeting and each of whom is a nominee for election. Messrs. Richard S. Johnson, Dimitri J. Boylan and Philip Guarascio are Class III Directors whose terms expire at the 2002 Annual Meeting (in all cases subject to the election and qualification of their successors or to their earlier death, resignation or removal). Messrs. John G. Murray and Kevin P. Ryan are Class I Directors whose terms expire at the 2003 Annual Meeting of Stockholders (in each case subject to the election and qualification of their successors or to their earlier death, resignation or removal).

INFORMATION REGARDING THE NOMINEES FOR ELECTION AS DIRECTORS (CLASS II
  DIRECTORS)

    The following information with respect to the principal occupation or employment, other affiliations and business experience of the nominees during the last five years have been furnished to us by such nominees. Except as indicated, the nominees have had the same principal occupation for the last five years.

    JOHN A. HAWKINS, 40, has served as a Director of HotJobs since May 1999. In 1995, Mr. Hawkins co-founded Generation Partners L.P., a private equity fund. From 1987 until 1995, Mr. Hawkins was a General Partner of Burr, Egan,
Deleage & Co., a $700 million venture capital firm. Mr. Hawkins specializes in information technology investments including data communications and telecommunications, software and the Internet. Mr. Hawkins graduated with a bachelor's degree from Harvard College and received his Masters of Business Administration from the Harvard Graduate School of Business. Mr. Hawkins currently serves on the boards of P-COM, Inc. (NASDAQ: PCMS), PixTech (NASDAQ:
PIXT), DiscoverMusic.com (formerly Enso Audio Imaging Corporation), Driveway.com, High End Systems, Inc., OrderFusion (formerly Dover Pacific Computing, Inc.) and Linguateq, Inc.

    ROBERT H. MCNABB, age 53, has served as a Director of HotJobs since
October 2000. Mr. McNabb has been the President and Chief Executive Officer of CORESTAFF Services since April 1998. He previously served as President and Chief Operating Officer of Republic Industries' Replacement Rental Car Business from April 1997 to October 1997 and as Senior Vice President and general manager of Kelly Services, Inc. from September 1994 to March 1997. Mr. McNabb served as President of the central division of Talent Tree from October 1991 to June 1993 and was self-employed from July 1993 to August 1994 and from November 1997 to March 1998. Mr. McNabb currently serves on the board of directors of The Corporate Services Group PLC, a London Stock Exchange listed company.

VOTE REQUIRED

    The affirmative vote of a plurality of the shares of common stock present in person or represented by proxy and entitled to vote on the election of Directors at the Annual Meeting is required to elect the Directors.

RECOMMENDATION OF THE BOARD

    THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF MESSRS. JOHN A. HAWKINS AND ROBERT H. MCNABB AS DIRECTORS UNTIL THE 2004 ANNUAL MEETING OF STOCKHOLDERS.

INFORMATION REGARDING DIRECTORS WHO ARE NOT NOMINEES FOR ELECTION AT THE ANNUAL
  MEETING

    The following information with respect to the principal occupation or employment, other affiliations and business experience during the last five years of each Director who is not a nominee for election at the Annual Meeting has been furnished to us by such Director. Except as indicated, each of these Directors has had the same principal occupation for the last five years.

CLASS III DIRECTORS (TERMS EXPIRE AT THE 2002 ANNUAL MEETING OF STOCKHOLDERS)

    PHILIP GUARASCIO, 59, has served as a Director of HotJobs since
August 1999. Since May 2000, Mr. Guarascio has provided consulting services for PGVentures LLC, a company that provides early stage funding and support to innovative start-up companies. From July 1994 until May 2000, Mr. Guarascio was a Vice President of General Motors Corporation where he was primarily responsible for worldwide advertising resource management and managing consolidated media placement efforts. From July 1992 to July 1994, Mr. Guarascio served as General Manager of Marketing and Advertising for General Motors' North American Operations. Mr. Guarascio joined General Motors in 1985 after 21 years with the New York advertising agency, D'Arcy, Masius, Benton & Bowles (formerly Benton & Bowles, Inc.). Mr. Guarascio currently serves on the board of directors of Mediaplex, a web advertising company (NASDAQ: MPLX).
Mr. Guarascio is Chairman Emeritus of the Advertising Council and serves on the Executive Committee of that organization. He also serves on the boards of the Association of National Advertisers, the Women's Sports Foundation, the Ellis Island Restoration Commission and the American Film Institute.

    DIMITRI J. BOYLAN, 40, has served as our acting President and Chief Executive Officer since March 2001, and as our Executive Vice President and Chief Operating Officer since March 1998. From February 1997 until March 1998, Mr. Boylan served as our Vice President of Sales and Marketing. Mr. Boylan has also served as a Director since May 1999. From October 1990 until October 1997, Mr. Boylan served as the managing director of recruiting for OTEC, Inc., a New York-based recruiting firm focusing on IT professionals ("OTEC"). Mr. Boylan received his bachelor's degree from the University of Pennsylvania and earned a Masters degree from the University of Illinois.

    RICHARD S. JOHNSON, 40, founded HotJobs in February 1997 and has served as Chairman of the Board since inception. From February 1997 until February 2001, Mr. Johnson served as our President and Chief Executive Officer. From 1988 to 1997, Mr. Johnson served as President of OTEC. Mr. Johnson co-founded OTEC in 1988 and, until March 8, 2000, was one of its directors and principal stockholders. Mr. Johnson received his bachelor's degree from Bucknell University. Mr. Johnson is a member of New York's New Media Association.

CLASS I DIRECTORS (TERMS EXPIRE AT THE 2003 ANNUAL MEETING OF STOCKHOLDERS)

    JOHN G. MURRAY, 38, has served as a Director of HotJobs since May 1999. Since June 1998, Mr. Murray has been a Managing Director of Deutsche Bank Securities Inc., formerly BT Alex. Brown Incorporated, specializing in the venture capital service sector. From January 1994 to June 1998,

Mr. Murray served as a principal of BancBoston Robertson Stephens, specializing in the venture capital service sector. Mr. Murray received his bachelor's degree from St. Lawrence University and his Masters of Business Administration from The Wharton School of Finance.

    KEVIN P. RYAN, 37, has served as a Director of HotJobs since June 1999.
Mr. Ryan has served as Chief Executive Officer of DoubleClick Inc. (NASDAQ:
DCLK) since July 2000. From June 1997 until July 2000, Mr. Ryan served as DoubleClick's President and Chief Operating Officer. From June 1996 to
April 1998, Mr. Ryan served as DoubleClick's Chief Financial Officer. From January 1994 to June 1996, Mr. Ryan served as Senior Vice President of Business and Finance of United Media, a licensing and syndication company. From
April 1991 to December 1993, Mr. Ryan served as Senior Manager, Finance for Euro Disney, and from August 1985 to September 1989, Mr. Ryan was an investment banker for Prudential Investment Corporation in both the United States and the United Kingdom. Mr. Ryan received his bachelor's degree from Yale University and his Masters of Business Administration from INSEAD.

COMMITTEES OF THE BOARD

    Our Board of Directors has four committees: the Audit Committee, the Compensation Committee, the Managing Committee and the Executive Search Committee.

    The members of our Audit Committee are Messrs. Guarascio, Hawkins and Ryan (Chairman), all of whom are independent directors. Our Audit Committee selects the independent auditors, reviews such auditors' independent status, consults with such auditors and with management with regard to the adequacy of our internal accounting controls and considers any non-audit functions to be performed by the independent auditors.

    The members of our Compensation Committee are Messrs. Hawkins, Murray (Chairman) and Ryan. The Compensation Committee is responsible for reviewing and approving all compensation arrangements for our executive officers and for overseeing our stock option and stock purchase plans.

    Our Managing Committee was created on February 28, 2001. The members of our Managing Committee are Messrs. Guarascio, Hawkins, McNabb (Chairman), Murray and Ryan. Our Managing Committee reviews the development and performance of our senior executive officers.

    Our Executive Search Committee was created on February 28, 2001. The members of our Executive Search Committee are Messrs. Johnson, McNabb and Ryan (Chairman). Our Executive Search Committee assists in the selection of senior executives for HotJobs.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

    During 2000, the Board of Directors held eight meetings and acted one time by unanimous written consent. During 2000, each Director attended at least 75% of the total number of meetings of the Board. During 2000, the Compensation Committee held three meetings, which were attended by all of the members of the committee, and acted three times by unanimous written consent. The Audit Committee held one meeting during 2000, at which all of the members of the committee were present.

COMPENSATION OF DIRECTORS

    CASH COMPENSATION. Directors who are also our employees do not receive additional compensation for serving as Directors. Until February 2001, non-employee Directors did not receive a fee for attending meetings of the Board or committee meetings, but were reimbursed for expenses incurred in connection with performing their respective duties. Effective March 1, 2001, our non-employee Directors are entitled to receive $3,000 per Board meeting for in-person attendance and $1,500 per Board meeting for attendance via conference call. In addition, our non-employee Directors are entitled to receive $1,000 per committee meeting for in-person attendance and $500 per committee meeting for attendance via conference call. If we achieve profitability, Directors will be entitled to receive an annual cash retainer of

$10,000. In addition, each member of the Executive Search Committee will receive a cash payment of $10,000 when we hire a permanent Chief Executive Officer.

    STOCK OPTION GRANT. Under the Automatic Option Grant Program under our 1999 Stock Option/Stock Issuance Plan, each individual who was first elected or appointed to serve as a non-employee member of the Board after August 10, 1999 and prior to March 1, 2001 was automatically granted a non-statutory option to purchase 20,000 shares of our common stock. Effective March 2001, each individual who is first elected or appointed to serve as a non-employee member of the Board will automatically be granted a non-statutory option to purchase 40,000 shares of our common stock. In addition, on the date of each annual meeting of stockholders, each non-employee Director who is to continue to serve as a member of the Board, whether or not that individual is standing for re-election to the Board of Directors at that particular annual meeting of stockholders, is automatically granted a non-statutory option to purchase shares of our common stock, provided such individual has served as a non-employee member of the Board for at least six months. Prior to March 1, 2001, this option grant was for 5,000 shares of our common stock. This grant was increased to 10,000 shares of our common stock effective March 1, 2001.

    Each automatic grant has a term of 10 years, subject to earlier termination following the optionee's cessation of service on the Board. Each automatic option is immediately exercisable; however, any shares purchased upon exercise of the option will be subject to repurchase by HotJobs should the optionee's service as a non-employee Director cease prior to the lapse of such repurchase rights. The initial grant vests in successive equal annual installments over four years. Each additional grant vests upon the optionee's completion of one year of service on the Board, as measured from the grant date. However, each outstanding option will immediately vest upon (i) certain changes in the ownership or control of HotJobs or (ii) the death or permanent disability of the optionee while serving on the Board.

    In addition, on February 28, 2001, each member of the Managing Committee of the Board received an option to purchase 25,000 shares of our common stock, and the Chairman of the Managing Committee received an option to purchase an additional 10,000 shares of our common stock. All of these options will vest on the earlier to occur of February 28, 2002 or upon the hiring of a permanent Chief Executive Officer.

    Mr. McNabb received an option grant on October 24, 2000 to purchase 20,000 shares of our common stock at an exercise price of $14.875. Each of Messrs. Guarascio, Hawkins, Murray and Ryan received an option grant on May 17, 2000 to purchase 5,000 shares of our common stock at an exercise price of $10.00 per share. The options granted to each of Messrs. Guarascio, Hawkins, Murray and Ryan vest in full on the first anniversary of the grant date, and the option granted to Mr. McNabb vests in successive equal annual installments over four years from the grant date.

                                  PROPOSAL TWO
          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

    Upon the recommendation of the Audit Committee, the Board appointed KPMG LLP, independent public accountants, as independent auditors of HotJobs to serve for the year ending December 31, 2001, subject to the ratification of such appointment by the stockholders at the Annual Meeting. A representative of KPMG LLP will attend the Annual Meeting with the opportunity to make a statement if he or she so desires and will also be available to answer inquiries.

    During fiscal year 2000, KPMG LLP not only acted as the independent auditors for HotJobs and its subsidiaries, but also rendered other services, including tax-related services, review of processes and other accounting and auditing services.

    AUDIT FEES. KPMG LLP's professional service fees for the audit of our annual financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for that fiscal year were $270,000.

    FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. There were no professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000.

    ALL OTHER FEES. The aggregate fees billed by KPMG LLP for professional services rendered to HotJobs, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the fiscal year ended December 31, 2000 were $164,650.

VOTE REQUIRED

    The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting is required to ratify the appointment of the auditors.

RECOMMENDATION OF THE BOARD

    THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF KPMG LLP AS HOTJOBS' INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE OFFICERS

    The executive officers as of March 1, 2001 were as follows:

NAME                                       AGE                            POSITION
----                                     --------   -----------------------------------------------------
Dimitri J. Boylan......................     40      Acting President and Chief Executive Officer and
                                                      Chief Operating Officer, Secretary and Director

George J. Nassef, Jr...................     37      Chief Information Officer

Lowell W. Robinson.....................     52      Chief Financial Officer

INFORMATION CONCERNING EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

    GEORGE J. NASSEF, JR. has served as our Chief Information Officer since June 1999. From December 1998 to June 1999, Mr. Nassef was president of his own consulting business related to Internet technologies. From February 1997 until December 1998, Mr. Nassef served as Chief Information Officer of Biztravel.com, an Internet-based travel services company. From January 1996 until February 1997, Mr. Nassef held positions with The SABRE Group, most recently as Managing Director of Platform Technologies. From August 1987 until
January 1996, Mr. Nassef held systems engineering positions with American Airlines' Data Processing Division. Mr. Nassef holds a bachelor's degree from Texas A&M University.

    LOWELL W. ROBINSON has served as our Chief Financial Officer since
May 2000. From 1997 until 1999, Mr. Robinson was Executive Vice President, Global Business Services and Chief Financial Officer of PRT Group Inc. From 1994 until 1997, Mr. Robinson was Executive Vice President and Chief Financial Officer at ADVO, Inc. Mr. Robinson spent eight years at Citigroup (1986-1993) where he was Vice President and Chief Financial Officer for The Traveler's Managed Care and Employee Benefits Operations from 1991 to 1993, the Chief Financial Officer for Citicorp's Global Insurance and Capital Investments Divisions from 1988 to 1991 and the Controller for Citicorp's Consumer Services Group--International from 1986-1988. Prior to joining Citigroup, Mr. Robinson was Director of Finance and Operations from 1983 to 1986 for Uncle Ben's Inc., the domestic and international rice subsidiary of Mars, Inc. From 1973 to 1983, Mr. Robinson held senior financial positions at General Foods. Mr. Robinson graduated with a bachelor's degree from the University of Wisconsin and received his Masters of Business Administration from the Harvard Graduate School of Business.

SUMMARY COMPENSATION TABLE

    The following Summary Compensation Table sets forth the compensation received in 1998, 1999 and 2000 by our Chief Executive Officer and by the other three executive officers who served as executive officers as of December 31, 2000 and whose salary exceeded $100,000 in 2000, as well as one individual who would otherwise have been included but resigned during 2000 (together, the "Named Executive Officers").

                                                                                    LONG-TERM
                                                   ANNUAL COMPENSATION (1)        COMPENSATION
                                                   ------------------------      ---------------
                                      FISCAL                                     NUMBER OF STOCK       ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR         SALARY          BONUS        OPTIONS GRANTED      COMPENSATION
---------------------------          --------      ---------      ---------      ---------------      ------------
Dimitri J. Boylan (2)..............    2000        $212,981       $150,000               500                  --
  Acting President and                 1999        $141,587       $100,000           270,000                  --
  Chief Executive Officer and          1998        $117,437       $ 10,000                --                  --
  Chief Operating Officer and
  Secretary

Richard S. Johnson (2).............    2000        $236,539       $200,000               500                  --
  Non-Executive Chairman               1999        $201,923       $125,000           510,000                  --
  of the Board                         1998        $182,000             --                --                  --

George J. Nassef, Jr. (3)..........    2000        $212,962       $125,000               500                  --
  Chief Information Officer            1999        $ 84,135       $ 75,000           330,000                  --

Lowell W. Robinson (4).............    2000        $153,846       $125,000           330,000                  --
  Chief Financial Officer

Steven J. Ciesinski (5)............    2000        $364,074             --           150,000            $145,000
  Former President of Resumix, Inc.

------------------------

(1) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), other compensation in the form of perquisites and other personal benefits has been omitted for each of the Named Executive Officers because the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for each of such Named Executive Officers in 2000.

(2) On March 1, 2001, Mr. Boylan was appointed our acting President and Chief Executive Officer. On February 28, 2001, Mr. Johnson ceased to be our President and Chief Executive Officer but remains as our Non-Executive Chairman of the Board.

(3) Mr. Nassef joined HotJobs in June 1999.

(4) Mr. Robinson joined HotJobs in May 2000.

(5) Mr. Ciesinski joined HotJobs in May 2000, and he ceased to be an executive officer in October 2000. Mr. Ciesinski received $145,000 pursuant to a consulting agreement dated as of October 6, 2000 between Mr. Ciesinski and HotJobs.

    The following table sets forth certain information regarding options granted to the Named Executive Officers during 2000. HotJobs has not granted any stock appreciation rights.

                                   INDIVIDUAL GRANTS (1)
                                  ------------------------                           POTENTIAL REALIZABLE VALUE
                                  NUMBER OF    % OF TOTAL                              AT ASSUMED ANNUAL RATES
                                  SECURITIES     OPTIONS                              OF STOCK APPRECIATION FOR
                                  UNDERLYING   GRANTED TO                                  OPTION TERM (6)
                                   OPTIONS      EMPLOYEES    EXERCISE   EXPIRATION   ---------------------------
NAME                               GRANTED     IN 2000 (5)    PRICE        DATE           5%            10%
----                              ----------   -----------   --------   ----------   ------------   ------------
Dimitri J. Boylan (2)..........        500           *        $8.688    4/27/2010     $    2,732     $    6,923

Richard S. Johnson (2).........        500           *        $8.688    4/27/2010     $    2,732     $    6,923

George J. Nassef, Jr. (2)......        500           *        $8.688    4/27/2010     $    2,732     $    6,923

Lowell W. Robinson (3).........    330,000         7.5%       $8.125     5/8/2010     $1,686,224     $4,273,222

Stephen J. Ciesinski (4).......    150,000         3.4%       $ 8.00    5/11/2010     $  754,674     $1,912,491

------------------------

*   Less than 1%.

(1) Each option represents the right to purchase one share of our common stock. To the extent not already exercisable, certain of these options may become exercisable in the event of a merger in which HotJobs is not the surviving corporation, upon the sale of substantially all of our assets, upon a sale of stock by our stockholders or if HotJobs otherwise undergoes a change in control. In addition, the Compensation Committee has the discretion to accelerate these options whether or not they are assumed or otherwise continue in effect.

(2) All of the options vest on the one-year anniversary of the date of grant.

(3) Granted on May 8, 2000. The options become exercisable over a four-year period with 25% becoming vested on the first anniversary of the date of grant and the balance vesting in 36 successive equal monthly installments upon completion of each additional month of service over the 36-month period measured from the first anniversary of the date of grant of these options.

(4) Granted on May 11, 2000. Mr. Ciesinski forfeited this option to the extent of 100,000 shares of our common stock in connection with his resignation. The remaining portion of the option became exercisable on October 13, 2000.

(5) During 2000, HotJobs granted or, in connection with the acquisition of Resumix, Inc., assumed options to purchase an aggregate of 4,382,337 shares of common stock.

(6) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Commission and do not represent our estimate or projection of our future common stock prices. These amounts represent certain assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

    The following table sets forth certain information concerning options to purchase common stock exercised by the Named Executive Officers during 2000 and the number and value of unexercised options held by each of the Named Executive Officers at December 31, 2000.

                                                                  NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                       UNDERLYING                   IN-THE-MONEY
                                                                 UNEXERCISED OPTIONS AT              OPTIONS AT
                                                                    DECEMBER 31, 2000           DECEMBER 31, 2000 (1)
                            SHARES ACQUIRED                    ---------------------------   ---------------------------
NAME                          ON EXERCISE     VALUE REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        ---------------   --------------   -----------   -------------   -----------   -------------
Dimitri J. Boylan.........      120,000         $1,004,746        50,000        100,500      $  172,000     $  345,376
Richard S. Johnson........           --                 --       337,500        173,000      $3,248,688     $  850,089
George J. Nassef, Jr......       33,000         $  450,485       107,000        190,500      $  634,018     $1,071,226
Lowell W. Robinson........           --                 --            --        330,000              --     $1,093,950
Stephen J. Ciesinski......       50,000         $  363,071            --             --              --             --

------------------------

(1) These values have been calculated on the basis of the market price on December 31, 2000 of $11.44 per share, less the applicable exercise price per share, multiplied by the number of shares underlying such options.

AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS FOR
  NAMED EXECUTIVE OFFICERS

    The following Named Executive Officers have an agreement with HotJobs.

    Mr. Boylan's employment agreement became effective on May 6, 1999 and expires on May 5, 2002 and will automatically renew for additional one-year terms after that date unless HotJobs gives to Mr. Boylan written notice of its desire not to renew the agreement at least six months prior to the expiration of the initial or any additional term. Effective July 1, 2000, Mr. Boylan's base salary increased to $250,000 per year and effective January 1, 2001, Mr. Boylan's base salary increased to $275,000 per year. On March 1, 2001, Mr. Boylan's base salary increased to $300,000 per year.

    Mr. Johnson's employment agreement became effective on May 6, 1999 and terminated upon his resignation.

    Mr. Nassef's employment agreement became effective on June 18, 1999 and will continue until terminated by him or by HotJobs. Effective June 1, 2001, Mr. Nassef's base salary increased to $250,000 per year.

    Mr. Robinson's employment agreement became effective on May 8, 2000 and expires on May 8, 2003 and will automatically renew for additional one-year terms after that date unless HotJobs gives Mr. Robinson written notice of its desire not to renew the agreement at least six months prior to the expiration of the term. Under the terms of Mr. Robinson's employment agreement, he is paid a base salary of $250,000 per year.

    Mr. Ciesinski's employment agreement became effective on May 11, 2000 and terminated upon his resignation. On October 6, 2000, HotJobs entered into a consulting agreement with Mr. Ciesinski. This agreement became effective on October 13, 2000 and expires by its terms on May 11, 2001. HotJobs paid
Mr. Ciesinski a consulting fee of $145,000 in connection with this agreement.

    TERMINATION OF EMPLOYMENT. HotJobs may terminate the employment agreements with each of Messrs. Boylan, Nassef and Robinson with or without cause by delivering written notice to the executive officer. Each executive officer may terminate his employment with or without good reason by delivering written notice to HotJobs. Upon termination of the employment of each of Messrs. Boylan and Robinson by HotJobs without cause or by the executive for good reason, the executive is entitled to the greater of his annual salary for the remainder of the term of the employment agreement or one year of salary, and all stock options become immediately exercisable. Upon termination of Mr. Nassef's employment agreement by HotJobs without cause or by Mr. Nassef for good reason, Mr. Nassef is entitled to six months of salary.

    NONCOMPETITION AND CONFIDENTIALITY. Each of Messrs. Boylan, Nassef and Robinson has agreed not to compete with HotJobs, solicit our suppliers or employees or reveal our confidential information during the term of his employment agreement and for two years thereafter. In addition, each Named Executive Officer is bound by a proprietary inventions agreement which prohibits the Named Executive Officer from, among other things, disseminating or using confidential information about our business or clients in any way that would be adverse to HotJobs.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF OUR PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS, REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS AND THE PERFORMANCE GRAPH SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

    The Compensation Committee of the Board advises the Board on matters of HotJobs' compensation philosophy and the compensation of executive officers and other employees. The Compensation Committee is also responsible for the administration of our stock option plans under which option grants and direct stock issuances may be made to executive officers. The Compensation Committee meets at least once per year to review management performance and compensation and to recommend to the Board bonuses and option grants for current personnel. The Compensation Committee also meets periodically to approve and ratify option grants for newly created or expanded positions. The Compensation Committee has reviewed and is in accord with the compensation paid to executive officers in 2000.

GENERAL COMPENSATION PHILOSOPHY

    The fundamental philosophy of the Compensation Committee is to provide our executive officers with competitive compensation opportunities based upon their performance and their contribution to the development and financial success of HotJobs. It is the Compensation Committee's policy to have a portion of each executive officer's compensation contingent upon our performance as well as upon such executive officer's level of performance. Accordingly, the compensation package for each executive officer is comprised of three key elements: (i) base salary, (ii) an annual incentive cash bonus and (iii) long-term incentive stock options that strengthen the mutuality of interests between the executive officers and our stockholders. The Compensation Committee believes that this philosophy is appropriate.

FACTORS

    The principal factors considered by the Compensation Committee for each executive officer's compensation package for fiscal year 2000 are summarized below. The Compensation Committee may, however, in its discretion apply entirely different factors in advising the Board with respect to executive compensation for future years.

BASE SALARY

    The suggested base salary for each executive officer is based upon the salaries of comparable executive officers that were obtained from various sources, including the 2000 American Compensation Association survey and executive compensation and performance data for a select group of comparable companies based on annual revenues and industry. The Compensation Committee approved an increase in the base salaries for Messrs. Johnson, Boylan and Nassef effective July 1, 2000. In addition, each of Messrs. Johnson and Boylan received an increase in base salary effective January 1, 2001, and Mr. Boylan received an additional increase in base salary effective March 1, 2001 in connection with being named Acting President and Chief Executive Officer.

ANNUAL INCENTIVE CASH BONUS

    In addition to base salaries, executive officers of HotJobs are eligible to receive annual cash bonuses, at the discretion of the Board. Cash bonuses are determined on the basis of (a) the overall financial performance of HotJobs and
(b) annual personal performance objectives.

LONG-TERM INCENTIVE STOCK OPTIONS

    Option grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage HotJobs from the perspective of an owner with an equity stake. Each option generally becomes exercisable in installments over a four-year period, with a quarter of the options vesting on the first anniversary of the grant date and the balance vesting in 36 successive equal monthly installments upon completion of each additional month of service over the 36-month period measured from the first anniversary of the grant date. Accordingly, the option grant will provide a return to the executive officer only if the option becomes vested, and then only if the market price of the underlying shares appreciates.

    The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the executive officer's current position, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry and the individual's personal performance in recent periods. The Compensation Committee also considers the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative option holdings of our executive officers. Stock options to purchase an aggregate of 481,500 shares of common stock were granted to executive officers in 2000, and stock options to purchase an aggregate of 200,000 shares of common stock were granted to executive officers on February 2, 2001 as part of their annual bonus in respect of their service for the fiscal year ended December 31, 2000.

CEO COMPENSATION

    The plans and policies discussed above were the basis for determining the compensation of our former Chief Executive Officer, Mr. Richard S. Johnson, for fiscal year 2000. In advising the Board with respect to this compensation, the Compensation Committee seeks to achieve two objectives: (i) establish a level of base salary competitive with that paid by companies within the industry which are of comparable size to HotJobs and by companies outside of the industry with which HotJobs competes for executive talent and (ii) make a percentage of the total compensation package contingent upon HotJobs' performance and stock price appreciation. In accordance with these objectives, Mr. Johnson received a base salary and cash bonus of $236,539 and $200,000, respectively, for fiscal year 2000. In addition, stock options to purchase 50,500 shares of common stock were granted to Mr. Johnson for services rendered in fiscal year 2000, of which an option to purchase 500 shares of our common stock was granted on April 27, 2000 and an option to purchase 50,000 of our common stock was granted on February 2, 2001. All unvested options held by Mr. Johnson became exercisable in full for the remainder of their respective terms in connection with his resignation.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

    As a result of Section 162(m) of the Internal Revenue Code of 1986, as amended, which was enacted into law in 1993, HotJobs will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any one year. This limitation will apply to all compensation paid to the covered executive officers that is not considered to be performance based. Compensation that does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. The 1999 Stock Option/Stock Issuance Plan contains certain provisions that are intended to assure that any compensation deemed paid in connection with the exercise of stock options granted under that plan with an exercise price equal to the market price of the option shares on the grant date will qualify as performance-based compensation.

    Non-performance based compensation paid to our executive officers for the 2000 fiscal year did not exceed the $1 million limit per officer, and the Compensation Committee does not expect that the compensation to be paid to our executive officers for the 2001 fiscal year will exceed the $1 million limit per officer.

                                          The Compensation Committee

                                          John G. Murray (Chairman)
                                          John A. Hawkins
                                          Kevin P. Ryan

            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

    The Audit Committee reports to and acts on behalf of the Board by providing oversight of our financial management, independent auditors and financial reporting procedures. The Audit Committee operates pursuant to a Charter that was approved by the Board on June 12, 2000, a copy of which is attached to this Proxy Statement as Appendix A. Our management is responsible for preparing our financial statements and the independent auditors are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by our management and the independent auditors.

    In this context, the Audit Committee has met and held discussions with management and KPMG LLP, our independent auditors. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.

    The Audit Committee has discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). In addition, the independent auditors provided the Audit Committee with the written disclosures required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee and the independent auditors have discussed the auditors' independence from HotJobs and our management, including the matters in those written disclosures. Additionally, the Audit Committee considered the non-audit services provided by the independent auditors and the fees and costs billed and expected to be billed by the independent auditors for those services.

    The Audit Committee has discussed with the independent auditors, with and without management present, their evaluations of our internal accounting controls and the overall quality of our financial reporting.

    In reliance on the reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Commission. The Audit Committee also recommended to the Board, and the Board has approved, subject to ratification by our stockholders, the selection of KPMG LLP as our independent auditors for the fiscal year ended December 31, 2001.

                                          The Audit Committee
                                          Kevin P. Ryan (Chairman)
                                          Philip Guarascio
                                          John A. Hawkins

                               PERFORMANCE GRAPH

    Set forth below is a graph comparing the percentage change in HotJobs' cumulative total stockholder return on its common stock from August 10, 1999 (the date public trading of our common stock commenced) to the last day of our last completed fiscal year (as measured by dividing (i) the excess of the price of our common stock at the end of the measurement period over the price at the beginning of the measurement period by (ii) the share price at the beginning of the measurement period) with the cumulative total return so calculated of the Nasdaq Stock Market (U.S.) Index, the S&P 500 Index and a self-constructed peer group index.

                   COMPARISON OF THE CUMULATIVE TOTAL RETURN
            AMONG HOTJOBS.COM, LTD., THE NASDAQ STOCK MARKET (U.S.)
                 INDEX, THE S&P 500 INDEX AND A PEER GROUP (1)

    The following graph compares the performance of HotJobs' common stock with the performance of the Nasdaq Stock Market (U.S.) Index, the S&P 500 Index and a peer group index over the period beginning August 10, 1999 through December 31, 2000. The graph assumes that $100 was invested on August 10, 1999 in HotJobs' common stock, the Nasdaq Stock Market (U.S.) Index, the S&P 500 Index and the peer group index, and that all dividends were reinvested.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                   1998   1999    2000
HotJobs.com, Ltd.   100   546.1  142.97
S&P 500             100  111.66   63.33
Nasdaq U.S.         100  126.03    22.4
Peer Group          100  302.53  234.35

(1) The peer group consists of the following companies:
    (i) CareerBuilder, Inc., (ii) HeadHunter.net, Inc., (iii) Topjobs.net plc and (iv) TMP Worldwide, Inc.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 28, 2001 by (i) each Director and Director nominee; (ii) each Named Executive Officer; (iii) each person, or group of affiliated persons, who we know to beneficially own 5% or more of the outstanding shares of our common stock; and (iv) all Directors and Named Executive Officers as a group.

    Except as otherwise noted, the address of each person listed in the table is c/o HotJobs.com, Ltd., 406 West 31st Street, 9th Floor, New York, NY 10001.

    The table includes all shares of our common stock beneficially owned by the indicated stockholder as of February 28, 2001. Beneficial ownership is determined in accordance with the rules of the Commission and includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of February 28, 2001 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage of ownership of any other person. To our knowledge, except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

                                                              NUMBER OF SHARES OF
                                                                 COMMON STOCK       PERCENT OF
NAME                                                          BENEFICIALLY OWNED    OWNERSHIP
----                                                          -------------------   ----------
Richard S. Johnson (1)......................................        8,408,600          22.3%
Capital Research and Management Company (2).................        4,525,000          12.2
The TCW Group, Inc. (3).....................................        3,704,411          10.0
Bennett Carroccio (4).......................................        2,758,980           7.4
John Hawkins (5)............................................        2,574,430           6.9
Generation Partners (6).....................................        2,558,828           6.9
SMALLCAP World Fund, Inc. (7)...............................        2,350,000           6.3
Thomas Chin (8).............................................        1,865,167           5.0
Dimitri J. Boylan (9).......................................        1,213,000           3.3
Stephen J. Ciesinski (10)...................................          352,046             *
George J. Nassef, Jr. (11)..................................          120,180             *
Kevin P. Ryan (12)..........................................           68,168             *
John G. Murray (13).........................................           61,899             *
Robert H. McNabb (14).......................................           20,000             *
Philip Guarascio (15).......................................           15,278             *
Lowell W. Robinson..........................................               --             *
All directors and executive officers as a group (10
  persons)(16)..............................................       12,833,602          33.8%

------------------------

*   Less than 1%.

(1) Includes 560,500 shares issuable upon the exercise of outstanding options; 336,000 shares held by the Richard and Carole Johnson 1999 Trust of which Mr. Johnson disclaims beneficial ownership and 500,000 shared held by the Richard S. Johnson 2000 Grantor Retained Annuity Trust.

(2) Based solely on a review of Schedule 13G filings with the Commission. The address of Capital Research and Management Company is 333 South Hope Street, Los Angeles, CA 90071. Capital Research and Management Company, a registered investment adviser, is deemed to be the beneficial owner of 4,525,000 shares as a result of acting as investment adviser to various registered investment companies, including SMALLCAP World Fund, Inc. Capital Research and Management Company disclaims beneficial ownership of these shares.

(3) Based solely on a review of Schedule 13G filings with the Commission. The address of The TCW Group, Inc. is 865 South Figueroa Street, Los Angeles, CA 90017.

(4) Includes 60,000 shares issuable upon the exercise of outstanding options, 336,000 shares held by the Bennett and Brenda Carroccio 1999 Trust of which Mr. Carroccio disclaims beneficial ownership and 80,000 shares owned by OTEC, of which Mr. Carroccio is the President, Chief Executive Officer and sole stockholder. Mr. Carroccio's address is c/o OTEC, 24 West 40th Street, 12th Floor, New York, NY 10018.

(5) Includes 1,641 shares beneficially owned by Mr. Hawkins' spouse, of which Mr. Hawkins disclaims beneficial ownership, as well as 13,333 shares issuable upon the exercise of outstanding options. Also includes 2,558,828 shares, of which 2,470,189 shares are held by Generation Capital Company LLC as a general partner of Generation Parallel Management Partners L.P. and as general partner of the general partner of Generation Capital Partners L.P and 88,639 shares are held in a separate account of State Board of Administration of Florida with respect to which an affiliate of Generation Capital Company LLC has management authority. Mr. Hawkins has a pecuniary interest in only a portion of these 2,558,828 shares, and he disclaims beneficial ownership except to the extent of his pecuniary interest.
    Mr. Hawkins is a Managing General Partner of Generation Capital Company LLC.

(6) Includes 2,470,189 shares held by Generation Capital Company LLC as a general partner of Generation Parallel Management Partners L.P. and as general partner of the general partner of Generation Capital Partners L.P. In addition, includes 88,639 shares held in a separate account of State Board of Administration of Florida with respect to which an affiliate of Generation Capital Company LLC has management authority.

(7) Based solely on a review of Schedule 13G filings with the Commission. The address of SMALLCAP World Fund, Inc. is 333 South Hope Street, Los Angeles, CA 90071.

(8) Includes 65,167 shares issuable upon the exercise of outstanding options.

(9) Includes 63,000 shares issuable upon the exercise of outstanding options.

(10) Includes 26,247 shares held by the Ciesinski 2000 Charitable Remainder Unitrust. In addition, 229,631 of these shares are subject to a lock-up agreement, preventing their sale, which expires on May 11, 2001 and 40,368 of these shares are subject to an escrow agreement and may not be sold prior to May 11, 2001, if at all.

(11) Includes 120,000 shares issuable upon the exercise of outstanding options.

(12) Includes 13,750 shares issuable upon the exercise of outstanding options.

(13) Includes 13,659 shares held by Mr. Murray's IRA. Also includes 13,333 shares issuable upon the exercise of outstanding options.

(14) Includes 20,000 shares issuable upon the exercise of outstanding options.

(15) Includes 13,333 shares issuable upon the exercise of outstanding options.

(16) Includes 817,250 shares issuable upon the exercise of outstanding options.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Our Compensation Committee currently consists of Messrs. John A. Hawkins, John G. Murray (Chairman) and Kevin P. Ryan. Until October 2000, Mr. Ellis, our former Chief Financial Officer, served on the Compensation Committee. No interlocking relationship exists or has existed between Messrs. Ellis, Hawkins, Murray or Ryan or any other member of our Board and any members of the board of directors or compensation committee of any other company.

                              CERTAIN TRANSACTIONS

AGREEMENTS WITH DOUBLECLICK

    In April 1999, HotJobs entered into a Softshoe-Registered Trademark-Standard License Agreement with DoubleClick, which was amended on December 15, 1999 in connection with a service upgrade. In 2000, we billed DoubleClick approximately $81,000. We also have an agreement with DoubleClick pursuant to which we use DoubleClick's DART Service to target and measure our advertisements on Web pages, as well as an agreement pursuant to which DoubleClick places our advertising banners on Web pages. In connection with these agreements, we pay monthly service fees based on the number of ad impressions delivered pursuant to each agreement. In 2000, we paid to DoubleClick approximately $852,537 under these agreements. We believe that these agreements were entered into on an arms-length basis. Kevin P. Ryan, one of our Directors, is the Chief Executive Officer of DoubleClick.

AGREEMENT WITH DEUTSCHE BANK SECURITIES INC.

    In April 2000, HotJobs retained the investment banking services of Deutsche Bank Securities Inc. in connection with our acquisition of Resumix, Inc. In connection with this engagement, HotJobs paid Deutsche Bank Securities approximately $1,200,000, $50,000 of which was paid during 2000, and the remaining balance was paid in 2001. We believe that this agreement was entered into on an arms-length basis. John G. Murray, one of our Directors, is a Managing Director of Deutsche Bank Securities.

AGREEMENT WITH RICHARD JOHNSON

    Effective March 1, 2001, Mr. Johnson resigned his employment with HotJobs. Under the employment agreement entered into between Mr. Johnson and HotJobs dated May 6, 1999, Mr. Johnson received a severance payment of approximately $350,000, and all outstanding options granted to him became immediately vested.

AGREEMENTS WITH STEPHEN ELLIS

    On May 8, 2000, Mr. Ellis, our former Chief Financial Officer, terminated his employment with HotJobs. Under the employment agreement entered into between Mr. Ellis and HotJobs dated May 6, 1999, Mr. Ellis was paid a total of $350,000 in connection with such termination, and all outstanding options granted to him became immediately vested. In addition, we entered into a Consulting Agreement with Mr. Ellis on May 8, 2000 pursuant to which Mr. Ellis provided consulting services to HotJobs through August 8, 2000. We paid Mr. Ellis a consulting fee of $50,000 for these services.

    In May 2000, HotJobs lent Mr. Ellis $400,000, which bore interest at a rate of six per cent per annum, compounded monthly. Mr. Ellis secured this loan with shares of HotJobs common stock owned by him. In September 2000, Mr. Ellis repaid the loan with interest, at which time HotJobs released the shares securing the loan.

TRANSACTIONS INVOLVING OTEC

    Richard S. Johnson, Non-Executive Chairman of the Board and our former President and Chief Executive Officer, is the former President and was, until March 8, 2000, a director and one of two shareholders of OTEC. Bennett Carroccio, one of our principal stockholders, is, as of March 8, 2000, the sole shareholder of OTEC. As of February 28, 2001, Mr. Carroccio beneficially owned approximately 7.4% of our outstanding voting stock.

    Until May 1999, OTEC served as our principal source of financing. In 2000, we paid to OTEC an aggregate of approximately $183,000, which consisted primarily of recruiting fees, and the remainder of which represented various expenses paid by OTEC on our behalf. In addition, HotJobs recorded revenues of $377,250 in 2000 for the license and hosting of miscellaneous proprietary software licensed by OTEC from HotJobs.

    Until October 31, 2000, OTEC and an affiliated company jointly and severally guaranteed certain of our obligations, including our obligation to pay rent under our leases, dated as of April 16, 1999, pursuant to which we rented the 10th, 14th and 16th floors of a building located at 24 West 40th Street in New York City. These leases terminated effective October 31, 2000. OTEC guarantees our obligations under our lease for office space in San Francisco, CA.

    On March 2, 1999, Mr. Johnson granted Mr. Carroccio an option, which expires on March 2, 2002, to purchase 34 shares of OTEC common stock owned personally by him at a purchase price of $4,880 per share, aggregating to $165,920, and an additional option to purchase 50 shares of common stock of each of OTEC's affiliated companies at a purchase price of $1 per share. In addition, Mr. Johnson granted Mr. Carroccio an irrevocable proxy expiring March 2, 2002 to vote all of Mr. Johnson's shares of stock subject to the option. Similarly, on March 2, 1999, Mr. Carroccio granted Mr. Johnson an option, which expires on March 2, 2002, to purchase 3,264,000 shares of HotJobs' common stock owned personally by Mr. Carroccio at a purchase price of approximately $0.05 per share, aggregating to $165,920. Mr. Carroccio granted Mr. Johnson an irrevocable proxy expiring March 2, 2002 to vote all of his shares of stock in HotJobs subject to the option. On November 15, 1999, for no consideration, Mr. Johnson executed a letter agreement pursuant to which he agreed to exercise the option only to the extent of 3,140,352 shares of HotJobs' common stock. Mr. Johnson exercised this option with respect to 3,040,352 shares of HotJobs' common stock on March 8, 2000. In addition, in return for $1,250,000, Mr. Johnson agreed not to exercise the option with respect to the remaining 100,000 shares.

    We believe that the transactions between HotJobs and OTEC were entered into on an arms-length basis.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than 10% of our common stock to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Commission and the Nasdaq Stock Market, Inc. Such officers, directors and 10% holders are also required by the Commission to furnish HotJobs with copies of all Section 16(a) forms that they file.

    Based solely on our review of copies of such reports received or written representations from certain reporting persons, we believe that all
Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were complied with during the fiscal year ended December 31, 2000 except that (i) Lowell W. Robinson failed to file on a timely basis a Form 3 containing information as to the grant of stock options to him; (ii) Robert H. McNabb failed to file on a timely basis a Form 3 containing information as to the grant of stock options to him; and (iii) Stephen J. Ciesinski failed to file on a timely basis a Form 3 containing information regarding his ownership of shares of our common stock as well the grant of stock options to him.

                             STOCKHOLDER PROPOSALS

    In accordance with regulations issued by the Commission, stockholder proposals intended for presentation at the 2002 Annual Meeting of Stockholders must be received by the Secretary of HotJobs between November 12, 2001 and December 11, 2001, inclusive, if such proposals are to be considered for inclusion in our proxy statement. The submission by a stockholder of a proposal for inclusion in the proxy statement does not guarantee that it will be included. Stockholder proposals are subject to certain regulations under U.S. federal securities laws.

    Pursuant to the rule of the Commission and our by-laws, in order to be properly presented at the 2002 Annual Meeting of Stockholders, any stockholder proposals intended to be presented must be received by HotJobs between November 12, 2001 and December 11, 2001, inclusive. Stockholder proposals received before or after those dates may be excluded from the meeting.

                                 ANNUAL REPORT

    Our annual report (which does not form a part of the proxy solicitation materials), containing our consolidated financial statements for the fiscal year ended December 31, 2000, is being distributed concurrently herewith to all stockholders entitled to notice of and to vote at the Annual Meeting.

                                   FORM 10-K

    We filed our Annual Report on Form 10-K with the Commission on March 30, 2001. A copy of this report is included in the annual report being distributed concurrently herewith.

                                 OTHER MATTERS

    Our management knows of no matters that are to be presented for action at the Annual Meeting other than those set forth above. If any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

    Proxies will be solicited by mail and may also be solicited in person or by telephone by some regular employees of HotJobs. We may also consider the engagement of a proxy solicitation firm. Costs of the solicitation will be borne by HotJobs.

                                          By Order of the Board of Directors

                                          /s/ Dimitri J. Boylan

                                          Dimitri J. Boylan

                                          Acting President and Chief Executive
                                          Officer and
                                          Chief Operating Officer and Secretary

New York, New York
April 10, 2001

   STOCKHOLDERS ARE REMINDED TO SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT
                PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED.

                                                                      APPENDIX A

                     CHARTER OF THE AUDIT COMMITTEE OF THE
                               BOARD OF DIRECTORS
                            AS ADOPTED BY THE BOARD
                                ON JUNE 12, 2000
                                   ARTICLE I
                                   AUTHORITY

    The Audit Committee (the "Committee") of the Board of Directors (the "Board") of (the "Corporation") is established pursuant to Section 3.13 of the Corporation's Amended and Restated By-laws and Section 141(c) of the Delaware General Corporation Law. The Committee shall be comprised of three or more directors as determined from time to time by resolution of the Board. The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or at such other time as may be determined by the Board. The Chairman of the Committee shall be designated by the Board, provided that if the Board does not so designate a Chairman, the members of the Committee, by majority vote, may designate a Chairman. The presence in person or by telephone of a majority of the Committee's members shall constitute a quorum for any meeting of the Committee. All actions of the Committee will require the vote of a majority of its members present at a meeting of the Committee at which a quorum is present.

                                   ARTICLE II
                            PURPOSE OF THE COMMITTEE

    The Committee's purpose is to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Corporation and its subsidiaries.

    The Committee shall oversee the audit efforts of the Corporation's independent accountants and Internal auditors, if any, and, in that regard, shall take such actions as it may deem necessary to satisfy itself that the Corporation's auditors are independent of management. It is the objective of the Committee to maintain free and open means of communications among the Board, the independent accountants, the internal auditors, if any, and the financial and senior management of the Corporation.

                                  ARTICLE III
                          COMPOSITION OF THE COMMITTEE

    (a) Each member of the Committee shall be an "independent" director within the meaning of the Nasdaq rules and, as such, shall be free from any relationship, which in the opinion of the Board, may interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director and as a member of the Committee. Notwithstanding the foregoing, as permitted by the rules of the Nasdaq, under exceptional and limited circumstances, one director who does not meet certain of the criteria for "independent director" may be appointed to the Committee if the Board determines in its business judgment that membership on the Committee by such person is required by the best interests of the Corporation and its stockholders and the Corporation discloses in the next annual proxy statement, subsequent to the determination, the nature of such person's relationship and the reasons for the Board's determination. All members of the Committee shall be financially literate at the time of their election to the Committee or shall become financially literate within a reasonable period of time after their appointment to the Committee. "Financial literacy" shall be determined by the Board in the exercise of its business judgment, and shall include an ability to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or senior officer with financial oversight responsibilities, as such qualification may be determined in the business judgment of the Board. Committee members, if they or the Board deem it appropriate, may enhance their understanding of finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant or firm.

    (b) At such times as may be required by the rules of the Nasdaq, the Committee shall ensure that the Corporation provides the Nasdaq with written confirmation regarding:

        (i) Any determination that the Board has made regarding the independence of the Committee members;

        (ii)  The financial literacy of the Committee members;

        (iii) The determination that at least one of the Committee members has accounting or related financial management expertise;

        (iv) The annual review and reassessment of the adequacy of the Committee's charter; and

        (v)  Such other matters as may be required by the rules of the Nasdaq.

                                   ARTICLE IV
                           MEETINGS OF THE COMMITTEE

    The Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities. As part of its purpose to foster open communications, the Committee shall meet at least annually with management, the head of the internal auditing department, if any, and the Corporation's independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups or persons believe should be discussed privately. In addition, the Committee (or the Chairman) will meet or confer with the independent accountants and management quarterly to review the Corporation's periodic financial statements prior to their filing with the Securities and Exchange Commission ("SEC") if practical. The Chairman should work with the Chief Financial Officer and management to establish the agendas for Committee meetings. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. The Committee shall maintain minutes of its meetings and records relating to the Committee's activities and provide copies of such meetings and records to the Board.

                                   ARTICLE V
                  DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

    In carrying out its duties and responsibilities, the Committee's policies and procedures should remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions. The Committee should review and reassess annually the adequacy of the Committee's charter. The charter must specify: (1) the scope of the Committee's responsibilities and how it carries out those responsibilities, including structure, process and membership requirements, (2) the ultimate accountability of the Corporation's independent auditors to the Board and the Committee, (3) the responsibility of the Committee and the Board for the selection, evaluation and, where appropriate, replacement of the Corporation's independent auditors, and
(4) that the Committee is responsible for ensuring that the Corporation's independent auditors submit on a periodic basis to the Committee a formal written statement delineating all relationships between the independent auditors and the Corporation, consistent with Independence Standards Board Standard No. 1, and that the Committee is responsible for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and for recommending that the Board take appropriate action to oversee the independence of the independent auditors.

    While there is no "blueprint" to be followed by the Committee in carrying out its duties and responsibilities, the following should be considered within the authority of the Committee:

5.1 SELECTION AND EVALUATION OF AUDITORS.

    (a) Make recommendations to the Board as to the selection of the firm of independent public accountants to audit the books and accounts of the Corporation and its subsidiaries for each fiscal year;

    (b) Review and approve the Corporation's independent auditor's annual engagement letter, including the proposed fees contained therein;

    (c) Review the performance of the Corporation's independent auditors and make recommendations to the Board regarding the replacement or termination of the independent auditors when circumstances warrant;

    (d) Oversee the independence of the Corporation's independent auditors by, among other things:

        (i) requiring the independent auditors to deliver to the Committee on a periodic basis a formal written statement delineating all relationships between the independent auditors and the Corporation; and

        (ii) actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that my impact the objectivity and independence of the independent auditors and recommending that the Board take appropriate action to satisfy itself of the auditors' independence; and

    (e) Instruct the Corporation's independent auditors that they are ultimately accountable to the Committee and the Board, and that the Committee and the Board are responsible for the selection (subject to shareholder approval if determined by the Board), evaluation and termination of the Corporation's independent auditors.

5.2 OVERSIGHT OF ANNUAL AUDIT AND QUARTERLY REVIEWS.

    (a) Review and accept, if appropriate, the annual audit plan of the Corporation's independent auditors, including the scope of audit activities, and monitor such plan's progress and results during the year;

    (b) Confirm through private discussions with the Corporation's independent auditors and the Corporation's management that no restrictions are being placed on the scope of the independent auditors' work;

    (c) Review the results of the year-end audit of the Corporation, including (as applicable);

        (i) the audit report, the published financial statements, the management representation letter, the "Memorandum Regarding Accounting Procedures and Internal Control" or similar memorandum prepared by the Corporation's independent auditors, and other pertinent reports and management's responses concerning such memoranda or reports;

        (ii) consider the independent auditors' judgments about the quality and appropriateness of the Corporation's accounting principles as applied to financial reporting;

        (iii)  the methods used to account for significant unusual transactions;

        (iv) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

        (v) management's process for formulating sensitive accounting estimates and the reasonableness of these estimates;

        (vi) significant recorded and unrecorded audit adjustments and the reasons therefor;

        (vii) any disagreements and any other material accounting issues among management, the Corporation's internal auditing department and the independent auditors; and

        (viii) other matters required to be communicated to the Committee under generally accepted auditing standards, as amended, by the independent auditors;

    (d) Review with management and the Corporation's independent auditors such accounting policies (and changes therein) of the Corporation, including any financial reporting issues which could have a material impact on the Corporation's financial statements, as are deemed appropriate for review by the Committee prior to any interim or year-end filings with the SEC or other regulatory body; and

    (e) Confirm that the Corporation's interim financial statements included in Quarterly Reports on Form 10-Q have been reviewed by the Corporation's independent auditors.

5.3 OVERSIGHT OF FINANCIAL REPORTING PROCESS AND INTERNAL CONTROLS.

    (a) Discuss the adequacy and effectiveness of the Corporation's accounting and internal control policies and procedures with the Corporation's independent auditors and management of the Corporation;

    (b) Discuss with management the Corporation's operational and accounting internal controls, including controls and security of the computerized information systems, and consider whether the Corporation is operating in accordance with its prescribed policies, procedures and codes of conduct;

    (c) Review with management and the independent auditors any reportable conditions and material weaknesses, as defined by the American Institute of Certified Public Accountants, affecting internal control;

    (d) Receive periodic reports from the Corporation's independent auditors and management of the Corporation to assess the impact on the Corporation of significant accounting or financial reporting developments proposed by the Financial Accounting Standards Board or the SEC or other regulatory body, or any other significant accounting or financial reporting related matters that may have a bearing on the Corporation; and

    (e) Discuss any significant changes to the Corporation's accounting principles and any items required to be communicated by the independent auditors in accordance with Statement of Auditing Standards 61 as part of the independent auditors quarterly review. The Chairman of the Committee may represent the entire Audit Committee for purposes of this review.

5.4 INTERNAL AUDIT DEPARTMENT.

    (a) Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department, if any, as needed;

    (b) Review the appointment, performance, and replacement of the senior internal audit executive, if any; and

    (c) Review significant reports prepared by the internal audit department, if any, together with management's response and follow-up to these reports.

5.5 OTHER MATTERS.

    (a) Meet annually with the general counsel, if any, and outside counsel when appropriate, to review legal and regulatory matters, including any matters that may have a material impact on the financial statements of the Corporation;

    (b) Prepare a report to be included in each annual proxy statement (or, if not previously provided during the fiscal year, any other proxy statement or consent statement relating to the election of directors) of the Corporation commencing after December 15, 2000 which states, among other things, whether:

        (i) the Committee has reviewed and discussed with management the audited financial statements to be included in the Corporation's Annual Report on Form 10-K;

        (ii) the Committee has discussed with the Corporation's independent auditors the matters that the auditors are required to discuss with the Committee by Statements on Auditing Standard No. 61 (as it may be modified or supplemented);

        (iii) the Committee has received the written disclosures and the letter from the Corporation's independent auditors required by Independence Standards Board Standard No. l, as may be modified or supplemented, and has discussed with the independent auditors their independence; and

        (iv)  based on the review and discussions described in subsections (i),
    (ii) and (iii) above, the Committee has recommended to the Board that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for the last fiscal year for filing with the SEC;

    (c) Review the Corporation's policies relating to the avoidance of conflicts of interest and review past or proposed transactions between the Corporation and members of management as well as policies and procedures with respect to officers' expense accounts and perquisites, including the use of corporate assets. The Committee shall consider the results of any review of these policies and procedures by the Corporation's independent auditors;

    (d)  Obtain from the independent auditors any information pursuant to
Section 10A of the Securities Exchange Act of 1934, as amended;

    (e)  Periodically perform self-assessment of Committee performance;

    (f) Review the Corporation's financial and accounting personnel succession planning;

    (g) Annually review policies and procedures as well as audit results associated with directors' and officers expense accounts and perquisites. Annually review a summary of director and officers' related party transactions and potential conflicts of interest;

    (h) Conduct or authorize investigations into any matters within the Committee's scope of responsibilities, including retaining outside counsel or other consultants or experts for this purpose; and

    (i) Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

5.6 With respect to the duties and responsibilities listed above, the Committee should:

    (a)  Report regularly to the Board on its activities, as appropriate;

    (b) Exercise reasonable diligence in gathering and considering all material information;

    (c) Understand and weigh alternative courses of action that may be available;

    (d) Focus on weighing the benefit versus harm to the Corporation and its stockholders when considering alternative recommendations or courses of action;

    (e) If the Committee deems it appropriate, secure independent expert advice and understand the expert's findings and the basis for such findings, including retaining independent counsel, accountants or others to assist the Committee in fulfilling its duties and responsibilities; and

    (f) Provide management, the Corporation's independent auditors and internal auditors, if any, with appropriate opportunities to meet privately with the Committee.

                                     * * *

    While the Committee has the duties and responsibilities set forth in this charter, the Committee is not responsible for planning or conducting the audit or for determining whether the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Similarly, it is not the responsibility of the Committee to make the final determinations with respect to disagreements, if any, between management and the independent auditors or to ensure that the Corporation complies with all laws and regulations and its Statement of Policy.

                               *****************

                                                                      APPENDIX B

                                  FORM OF PROXY
                                HOTJOBS.COM, LTD.
   THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
                    STOCKHOLDERS TO BE HELD ON MAY 23, 2001

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned stockholder of HotJobs.com, Ltd. hereby appoints Dimitri J. Boylan and Lowell W. Robinson, and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Annual Meeting of Stockholders of HotJobs.com, Ltd. to be held at the Marriott Marquis Hotel, 1535 Broadway, New York, New York, 10036 on May 23, 2001 at 10:00 a.m. (New York time).

1.       ELECTION OF DIRECTORS (FOR TERMS AS DESCRIBED IN THE PROXY STATEMENT)

         / /  FOR all nominees listed at right  / /  WITHHOLD AUTHORITY
              (except as marked to the               to vote for all nominees
              contrary)                              listed at right


         NOMINEES:

         John A. Hawkins
         Robert H. McNabb

         INSTRUCTION: To withhold authority to vote for an individual nominee, write the nominee's name on the space provided below.

2.       RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
        / / FOR              / / AGAINST            / / ABSTAIN WITH RESPECT TO


         the proposal to ratify the selection of KPMG LLP, independent public accountants, as auditors of the Company as described in the Proxy Statement.

3. IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

         UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1, PROPOSAL 2 AND PROPOSAL 3.


Please date and sign exactly as your name appears on the envelope in which this material was mailed. If shares are held jointly, each stockholder should sign. Executors, administrators, trustees, etc. should use full title and, if more than one, all should sign. If the stockholder is a corporation, please sign full corporate name by an authorized officer. If the stockholder is a partnership, please sign full partnership name by an authorized person.

                                        Name(s) of Stockholders


                                        Signature(s) of Stockholder

Dated: